UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2019

TPG Specialty Lending, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-36364	27-3380000
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Commerce Street, Suite 3300 Fort Worth, TX		76102
(Address of Principal Executive Offices)		(zip code)

Registrant’s telephone number, including area code: (817) 871-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Hurley Doddy and Jennifer Gordon to the Board of Directors of the Company

On January 31, 2019, the Board of Directors (the “Board”) of TPG Specialty Lending, Inc. (the “Company”) increased the size of the Board from five (5) to seven (7) directors, and elected each of Mr. Hurley Doddy and Ms. Jennifer Gordon as a director to fill the vacancies. Mr. Doddy and Ms. Gordon’s election brings the total number of directors to seven, four of whom are not “interested persons” of the Company as defined in

Section 2(a)(19) of the Investment Company Act of 1940, as amended. Mr. Doddy will serve on the Company’s Board as a Class III director who is not an “interested person” from January 31, 2019 until the date of the Company’s 2020 Annual Meeting of Stockholders or until his successor is duly elected and qualified. Ms. Gordon will serve on the Company’s Board as a Class II interested director from January 31, 2019 until the Company’s 2019 Annual Meeting of Stockholders or until her successor is duly elected and qualified. Also on January 31, 2019, Mr. Doddy was elected as a member of the Company’s Audit Committee and Compensation Committee.

Mr. Doddy, 55, is a Managing Director, Founding Partner and Co-Chief Executive Officer of Emerging Capital Partners, a private equity fund manager focused on Africa. Prior to founding Emerging Capital Partners in 1999, Mr. Doddy was an Executive Director at Sumitomo Finance International in London. Mr. Doddy’s career in finance began at Salomon Brothers in 1984, lasting over 14 years with assignments in New York, Tokyo, and Sao Paulo. Mr. Doddy holds an A.B. in Economics from Princeton University and a Chartered Financial Analyst (CFA) designation.

Ms. Gordon, 43, is a Partner, Managing Director, Chief Compliance Officer and Deputy Chief Operating Officer of TPG Sixth Street Partners (“TSSP”) and a Vice President of the Company. Until Ms. Gordon’s election to the Company’s Board, she also served as the Chief Compliance Officer and Secretary of the Company since 2015. Prior to joining TSSP in 2014, Ms. Gordon spent 10 years at Goldman Sachs & Co., where most recently she was a Managing Director and Co-Head of Securities Division Compliance in the Americas. Ms. Gordon was previously an associate at the law firm of White & Case LLP. Ms. Gordon holds a J.D. from Fordham University School of Law and a B.A. in International Relations from the University of Michigan.

Mr. Doddy has not been elected to serve as a director pursuant to any agreement or understanding with the Company or any other person and there are no transactions in which Mr. Doddy has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Doddy will receive the standard compensation paid by the Company to its directors that are not “interested persons.” In addition, Mr. Doddy has executed the Company’s form of indemnification agreement, the form of which has been filed as Exhibit 10.3 to Amendment No. 1 to the Company’s Registration Statement on Form 10 filed with the Securities and Exchange Commission on March 14, 2011.

Ms. Gordon has not been elected to serve as a director pursuant to any agreement or understanding with the Company or any other person and there are no transactions in which Ms. Gordon has an interest requiring disclosure under Item 404(a) of Regulation S-K. Ms. Gordon is compensated by TSL Advisers, LLC, the Company’s investment adviser, and/or its affiliates. Ms. Gordon will not receive any compensation from the Company for her service as a director.

Appointment of Kenneth Burke as Chief Compliance Officer, Secretary and Vice President of the Company

Also on January 31, 2019, in connection with her election to the Board, Ms. Gordon stepped down from her position as the Company’s Chief Compliance Officer and Secretary. Ms. Gordon will continue to serve as Vice President of the Company. On January 31, 2019, the Company appointed Mr. Kenneth Burke as Chief Compliance Officer, Secretary and Vice President. Mr. Burke will serve as the Company’s Chief Compliance Officer, Secretary and Vice President until his resignation or earlier termination.

Mr. Burke, 36, is the Deputy Chief Compliance Officer of TSSP and also serves as Chief Compliance Officer of TSSP BD, LLC, TSSP’s affiliate broker-dealer. Prior to joining TSSP in 2015, Mr. Burke was the Chief Compliance Officer at Marble Arch Investments, LP. Prior to that role, Mr. Burke worked as an Associate Attorney at Gibson, Dunn & Crutcher LLP counseling private fund clients on a variety of regulatory and compliance issues. Mr. Burke began his career at the Securities and Exchange Commission (SEC) in New York, where he spent more than seven years working in the SEC’s investment adviser examination program. Mr. Burke holds a J.D. from Fordham University School of Law and a B.S. in Finance from the State University of New York at New Paltz.

Mr. Burke has no family relationships with any director or executive officer of the Company and there are no transactions in which Mr. Burke has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Burke is compensated by TSL Advisers, LLC, the Company’s investment adviser, and/or its affiliates. The Company reimburses TSL Advisers, LLC and/or its affiliates for an allocable portion of the compensation paid by it to the Company’s Chief Compliance Officer.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Description

99.1	Press Release, dated February 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TPG SPECIALTY LENDING, INC. (Registrant)

Date: February 1, 2019	By:	/s/ Ian Simmonds
Ian Simmonds
Chief Financial Officer